Exhibit 1a-4

Skid Row AHP LLC

INVESTMENT AGREEMENT

This is an Investment Agreement, entered into by and between Skid Row AHP LLC, a Delaware limited liability company (the “Company”) and the purchaser identified on the Investment Questionnaire attached (“Purchaser”).

Background

I. The Company is offering limited liability company interests pursuant to an Offering Statement under Regulation A qualified by the Securities and Exchange Commission on ___________, 2022 (the “Disclosure Document”).

II. The Company and its members are parties to an agreement captioned “First Amended and Restated Limited Liability Company Agreement” dated April 15, 2022, which they intend to be the sole “limited liability company agreement” of the Company within the meaning of 6 Del. C. §18-101(7) (the “LLC Agreement”).

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms that are not otherwise defined in this Investment Agreement have the meanings given to them in the Disclosure Document. The Company is sometimes referred to using words like “we” and “our,” and Purchaser is sometimes referred to using words like “you,” “your,” and “its.”

2. Purchase of Shares.

2.1. In General. Subject to the terms and conditions of this Investment Agreement, the Company hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from the Company, a limited liability company interest (referred to in the Disclosure Document as “Series A Preferred Stock”) for the amount set forth on the Investment Questionnaire (the “Shares”).

2.2. Reduction for Oversubscription. If the Company receives subscriptions from qualified investors for more than the amount we are trying to raise, we may reduce your subscription and therefore the amount of your Shares. We will notify you promptly if this happens.

3. No Right to Cancel. You do not have the right to cancel your subscription or change your mind. Once you sign this Investment Agreement, you are obligated to purchase the Shares, even if the amount is reduced pursuant to section 2.2.

4. Our Right to Reject Investment. In contrast, we have the right to reject your subscription for any reason or for no reason, in our sole discretion. If we reject your subscription, any money you have given us will be returned to you.

5. Your Shares. You will not receive a paper certificate representing your Shares. Instead, your Shares will be available electronically.

6. Your Promises. You promise that:

6.1. Accuracy of Information. All of the information you have given to us, whether in this Investment Agreement or otherwise, is accurate and we may rely on it. If any of the information you have given to us changes before we accept your subscription, you will notify us immediately. If any of the information you have given to us is inaccurate and we are damaged (harmed) as a result, you will indemnify us, meaning you will pay any damages.

6.2. Review of Information. You have read all of the information in the Disclosure Document, including all the exhibits. Without limiting that statement, you have reviewed and understand the LLC Agreement.

6.3. Risks. You understand all the risks of investing, including the risk that you could lose all your money. Without limiting that statement, you have reviewed and understand all the risks listed under “Risks of Investing” in the Disclosure Document.

6.4. Escrow Account. You understand that your money might first be held in an escrow account in one or more FDIC-insured banks. If any of these banks became insolvent and the FDIC insurance is insufficient, your money could be lost.

6.5. No Representations. Nobody has made any promises or representations to you, except the information in the Disclosure Document. Nobody has guaranteed any financial outcome of your investment.

6.6. Opportunity to Ask Questions. You have had the opportunity to ask questions about the Company and the investment. All your questions have been answered to your satisfaction.

6.7. Your Legal Power to Sign and Invest. You have the legal power to sign this Investment Agreement and purchase the Shares.

6.8. No Government Approval. You understand that no state or federal authority has reviewed this Investment Agreement or the Shares or made any finding relating to the value or fairness of the investment.

6.9. No Transfer. You understand that under the terms of the LLC Agreement, the Shares may not be transferred without our consent. Also, securities laws limit transfer of the Shares. Finally, there is currently no market for the Shares, meaning it might be hard to find a buyer. As a result, you should be prepared to hold the Shares indefinitely.

6.10. No Advice. We have not provided you with any investment, financial, or tax advice. Instead, we have advised you to consult with your own legal and financial advisors and tax experts.

6.11. Tax Treatment. We have not promised you any particular tax outcome from buying or holding the Shares.

6.12. Past Performance. You understand that even if we have been successful with other projects, we might not be successful with this project.

6.13. Acting on Your Own Behalf. You are acting on your own behalf in purchasing the Shares, not on behalf of anyone else.

6.14. Investment Purpose. You are purchasing the Shares solely as an investment, not with an intent to re-sell or “distribute” any part of it.

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6.15. Anti-Money Laundering Laws. Your investment will not, by itself, cause the Company to be in violation of any “anti-money laundering” laws, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, and the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

6.16. Additional Information. At our request, you will provide further documentation verifying the source of the money used to purchase the Shares.

6.17. Disclosure. You understand that we may release confidential information about you to government authorities if we determine, in our sole discretion after consultation with our lawyer, that releasing such information is in the best interest of the Company or if we are required to do so by such government authorities.

6.18. Additional Documents. You will execute any additional documents we request if we reasonably believe those documents are necessary or appropriate and explain why.

6.19. No Violations. Your purchase of the Shares will not violate any law or conflict with any contract to which you are a party.

6.20. Enforceability. This Investment Agreement is enforceable against you in accordance with its terms.

6.21. No Inconsistent Statements. No person has made any oral or written statements or representations to you that are inconsistent with the information in this Investment Agreement and the Disclosure Document.

6.22. Financial Forecasts. You understand that any financial forecasts or projections are based on estimates and assumptions we believe to be reasonable but are highly speculative. Given the industry, our actual results may vary from any forecasts or projections.

6.23. Notification. If you discover at any time that any of the promises in this section 6 are untrue, you will notify us right away.

6.24. Non-U.S. Purchasers. If you are neither a citizen or a resident (green card) of the United States, then (i) the offer and sale of the Shares is lawful in the country of your residence, and (ii) the Company is not required to register or file any reports or documents with the country of your residence.

6.25. Promises Relating to Cryptocurrency. If Purchaser paid for the Shares in whole or in part with cryptocurrency (the “Tendered Crypto”), then:

6.25.1. Amount of Investment. Purchaser understands that the Tendered Crypto will not be held by the Company, but instead will converted into U.S. dollars by a reputable third party chosen by the Company, with the net proceeds (denominated in U.S. dollars, and after subtracting fees paid to the third party) paid to the Company. The purchase price of the Shares (and, for purposes of the LLC Agreement, Purchaser’s “Capital Contribution”) will be equal to the amount of such net proceeds paid to the Company, denominated in U.S. dollars, and not the nominal value of the Tendered Crypto.

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6.25.2. Tax Basis. Purchaser’s “basis” in the Tendered Crypto, as defined in section 1012 of the Internal Revenue Code of 1986, as amended (the “Code”), is set forth on the Investment Questionnaire. Purchaser will (i) provide any additional information we request to verify Purchaser’s basis, including but not limited to records of Purchaser’s purchase of the Tendered Crypto, (ii) fully cooperate in any audit or examination by the Internal Revenue Service relating to Purchaser’s basis in the Tendered Crypto, and (iii) indemnify us for any damages we incur (including attorneys’ fees) if the stated basis is incorrect.

6.25.3. Special Allocation of Gain. Purchaser understands that when the Tendered Crypto is converted to U.S. dollars, the Company will immediately recognize a taxable gain or loss equal to the difference, if any, between the conversion price and your tax basis. Purchaser further understands that, under section 704(c) of the Code, the Company will allocate this gain or loss to Purchaser, to be reported on Purchaser’s tax return.

6.25.4. Fluctuation in Price. Purchaser understands that while the Company will try to convert the Tendered Crypto into U.S. dollars within two (2) business days after receipt, the conversion could be delayed for reasons beyond our control. Purchaser also understands that the cryptocurrency markets are volatile, unpredictable, and inefficient. Hence, the price at which the Tendered Crypto is converted to U.S. dollars might be lower (or higher) than Purchaser expects when signing this Investment Agreement. We do not have any obligation to maximize the conversion price, whether by delaying (or accelerating) the conversion, using a different currency converter, or otherwise.

6.25.5. Regulatory Issues. Purchaser will provide any information we request concerning the Tendered Crypto to (i) comply with the requirements of the Financial Crimes Enforcement Network within the U.S. Department of the Treasury (FinCEN) or other governmental agencies, or (ii) for other legitimate purposes.

6.26. Additional Promises by Individuals. If you are a natural person (not an entity), you also promise that:

6.26.1. Knowledge. You have enough knowledge, skill, and experience in business, financial, and investment matters to evaluate the merits and risks of the investment.

6.26.2. Financial Wherewithal. You can afford this investment, even if you lose your money. You don’t rely on this money for your current needs, like rent or utilities.

6.26.3. Anti-Terrorism and Money Laundering Laws. None of the money used to purchase the Shares was derived from or related to any activity that is illegal under United States law, and you are not on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor are you a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.

6.27. Entity Investors. If Purchaser is a legal entity, like a corporation, partnership, or limited liability company, Purchaser also promises that:

6.27.1. Good Standing. Purchaser is validly existing and in good standing under the laws of the jurisdiction where it was organized and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted.

6.27.2. Other Jurisdictions. Purchaser is qualified to do business in every other jurisdiction where the failure to qualify would have a material adverse effect on Purchaser.

6.27.3. Authorization. The execution and delivery by Purchaser of this Investment Agreement, Purchaser’s performance of its obligations hereunder, the consummation by Purchaser of the transactions contemplated hereby, and the purchase of the Shares, have been duly authorized by all necessary corporate, partnership or company action.

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6.27.4. Investment Company. Purchaser is not an “investment company” within the meaning of the Investment Company Act of 1940.

6.27.5. Information to Investors. Purchaser has not provided any information concerning the Company or its business to any actual or prospective investor, except the Disclosure Document, this Investment Agreement, and other written information that the Company has approved in writing in advance.

6.27.6. Anti-Terrorism and Money Laundering Laws. To the best of Purchaser’s knowledge based upon appropriate diligence and investigation, none of the money used to purchase the Shares was derived from or related to any activity that is illegal under United States law. Purchaser has received representations from each of its owners such that it has formed a reasonable belief that it knows the true identity of each of the ultimate investors in Purchaser. To the best of Purchaser’s knowledge, none of its ultimate investors is on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor is any such ultimate investor a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC.

7. Confidentiality. The information we have provided to you about the Company, including the information in the Disclosure Document, is confidential. You will not reveal such information to anyone or use such information for your own benefit, except to purchase the Shares.

8. Re-Purchase of Shares. If we decide that you provided us with inaccurate information or have otherwise violated your obligations, or if required by any applicable law or regulation related to terrorism, money laundering, and similar activities, we may (but shall not be required to) repurchase your Shares for an amount equal to the amount you paid for it.

9. Governing Law.

9.1. In General. This Investment Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. You hereby (i) consent to the personal jurisdiction of the Delaware courts or the Federal courts located in or most geographically convenient to Wilmington, Delaware, (ii) agree that all disputes arising from this Investment Agreement shall be prosecuted in such courts, (iii) agree that any such court shall have in personam jurisdiction over you, (iv) consent to service of process by notice sent in accordance with section 12 and/or by any means authorized by Delaware law, and (v) if you are not otherwise subject to service of process in Delaware, agree to appoint and maintain an agent in Delaware to accept service, and to notify the Company of the name and address of such agent.

9.2. Exception. The exclusive forum selection provisions in section 9.1 shall not apply to claims arising under the Federal securities laws.

10. Execution of LLC Agreement. If we accept your subscription, then your execution of this Investment Agreement will also serve as your signature on the LLC Agreement, just as if you had signed a paper copy of the LLC Agreement in blue ink.

11. Consent to Electronic Delivery. You agree that we may deliver all notices, tax reports and other documents and information to you by email or another electronic delivery method we choose. You agree to tell us right away if you change your email address or home mailing address so we can send information to the new address.

12. Notices. All notices between us will be electronic. You will contact us by email at ________________. We will contact you by email at the email address you provided on the Investment Questionnaire. Either of us may change our email address by notifying the other (by email). Any notice will be considered to have been received on the day it was sent by email, unless the recipient can demonstrate that a problem occurred with delivery. You should designate our email address as a “safe sender” so our emails do not get trapped in your spam filter.

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13. Limitations on Damages. WE WILL NOT BE LIABLE TO YOU FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF YOU TELL US YOU MIGHT INCUR THOSE DAMAGES. This means that at most, you can sue us for the amount of your investment. You can’t sue us for anything else. However, the foregoing limitation of damages does not apply to claims arising under the Federal securities laws.

14. Waiver of Jury Rights. IN ANY DISPUTE WITH US, YOU AGREE TO WAIVE YOUR RIGHT TO A TRIAL BY JURY. This means that any dispute will be heard by an arbitrator or a judge, not a jury. However, the foregoing waiver of trial by jury does not apply to claims arising under the Federal securities laws.

15. Effect of Acceptance. Even when we accept your subscription by counter-signing below, you will not acquire the Shares until and unless we have closed on the Offering, as described in the Disclosure Document.

16. Miscellaneous Provisions.

16.1. No Transfer. You may not transfer your rights or obligations.

16.2.  Headings. The headings used in this Investment Agreement (e.g., the word “Headings” in this paragraph), are used only for convenience and have no legal significance.

16.3. No Other Agreements. This Investment Agreement and the documents it refers to (including the LLC Agreement) are the only agreements between us.

16.4. Relationship with LLC Agreement. This Investment Agreement governs Purchaser’s purchase of the Shares, while the LLC Agreement governs Purchaser’s ownership of the Shares and the operation of the Company. In the event of a conflict between the two agreements, the LLC Agreement shall control.

16.5. Electronic Signature. You will sign this Investment Agreement electronically, rather than physically.

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INVESTMENT QUESTIONNAIRE

Name of Purchaser	_______________________________

Shares of Series A Preferred Stock	_______________________________

Investment Amount	$______________________________

Social Security Number
(If You Are an Individual)	_______________________________

Or

Employer Identification Number
(If You Are an Entity)	_______________________________

Jurisdiction of Formation
(If You Are an Entity)	_______________________________

Mailing Address	_______________________________
Street 1

_______________________________
Street 2

_______________________________
City

_______________________________
State and Zip Code

_______________________________
Country

Email Address	________________________________

Phone Number	________________________________

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SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned has executed this Investment Agreement and the LLC Agreement effective on the date first written above.

Signature

Name and Title (For Entities Only)

ACCEPTED:

SKID ROW AHP LLC

By:	American Homeowner Preservation, Inc.
As Manager

By
Jorge P. Newbery, CEO

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